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                                   EXHIBIT 12


                  WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                                                                       Quarter Ended
                                                        Year Ended December 31,                          March 31,
                                         1989        1990        1991        1992        1993        1993        1994
                                      ________    ________    ________    ________    ________    ________    ________
  Fixed Charges:
    Interest Cost                      $42,140     $52,028     $63,986     $73,776     $79,194     $19,954     $19,179
    One-third rent expense               2,518       2,948       3,725       4,495       4,819       1,193       1,387

      Total Fixed Charges               44,658      54,976      67,711      78,271      84,013      21,147      20,566

  Add (Deduct):
    Earnings before Income Taxes       308,056     208,671      73,609     129,452     189,168      49,832      53,471
    Interest Capitalized               (13,304)    (22,129)       (723)     (7,354)    (15,904)     (3,799)     (3,267)

      Earnings for Fixed Charges      $339,410    $241,518    $140,597    $200,369    $257,277     $67,180     $70,770


  Ratio of Earnings to
      Fixed Charges                       7.60        4.39        2.08        2.56        3.06        3.18        3.44


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